Exhibit 5.1

27 November 2018

Taiwan Liposome Company, Ltd.

11F-1, No. 3, Yuanqu Street

Nangang District

Taipei, Taiwan 11503

Dear Sirs:

We act as special Republic of China (the “ROC”) counsel for Taiwan Liposome Company, Ltd. (the “Company”), a company limited by shares incorporated under the ROC laws, in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of up to 4,166,585 common shares, par value NT$10 per share (the “Common Shares”), of the Company, pursuant to the Company’s 2013 First Employee Stock Option Issuance and Share Subscription Plan, 2014 Employee Stock Option Issuance and Share Subscription Plan, 2015 Employee Stock Option Issuance and Share Subscription Plan and 2018 Employee Stock Option Issuance and Share Subscription Plan (the “Plans”). The Common Shares to be issued by the Company are being registered pursuant to a Registration Statement on Form S-8 ( (the “Registration Statement”).

1.	Documents examined

For the purposes of this opinion, we have examined the following documents:

(a)	a copy each of the Articles of Incorporation dated June 26, 2012, June 18, 2014, June 23, 2015; June 21, 2016 and June 26, 2018;

(b)	a copy of the 2013 First Employee Stock Option Issuance and Share Subscription Plan;

(c)	a copy of the 2014 Employee Stock Option Issuance and Share Subscription Plan;

(d)	a copy of the 2015 Employee Stock Option Issuance and Share Subscription Plan;

(e)	a copy of the 2018 Employee Stock Option Issuance and Share Subscription Plan;

(f)	a copy each of the approval letters from the Financial Supervisory Commission of the Republic of China dated August 26, 2013, December 1, 2014, December 4, 2015; and May 28, 2018;

(g)	a copy of the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated August 8, 2013;

(h)	a copy of the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated November 13, 2014;

K&L GATES

30F 95 DUN HUA S. ROAD SEC. 2 TAIPEI 106 TAIWAN

T +886 2 2326 5188 F +886 2 2325 5838 klgates.com

(i)	a copy of the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated October 29, 2015; and

(j)	a copy of the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated May 11, 2018;

(k)	a copy of the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated June 29, 2018; and

(l)	any other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

The documents listed in Section 1 paragraphs (g) to (k) are collectively referred to in this opinion as the “Resolutions.” The documents listed in Section 1, paragraphs (a) to (l) above inclusive are collectively referred to in this opinion as the “Documents”.

2.	Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

(a)

The authenticity and completeness of all Documents submitted to us as originals and the conformity with the originals of any copy or certified copy documents submitted to us, the genuineness and authenticity of all initials, signatures, stamps, chops and other seals thereon (whether certified, photocopied, faxed or printed copies) and that the Documents submitted to us are in full force and effect unless otherwise specified in this opinion letter.

(b)

Where a Document has been examined by us in draft form, it has been executed in the form of that draft. Where a Document has not been executed on or before the date hereof, it will be executed in the form of that draft or specimen as has been examined by us.

(c)

Each of the Documents which is dated or certified as being true, complete and up-to-date earlier than the date hereof remains accurate and complete and is in full force and effect unless otherwise specified in this opinion letter.

(d)

There has not been any amendment, modification or variation to the Documents, and to the extent that there is any such amendment or modification to, or variation of, any Documents executed or transaction effected which is ancillary or collateral thereto, we express no opinion on such amendment, modification or variation.

(e)

The Resolutions were duly adopted at duly convened meetings of the shareholders and the Board of Directors and such meetings were held and conducted in accordance with the Articles of Incorporation, the meeting rules and applicable ROC laws for such meetings of the Company.

3.	Qualifications

In addition to the assumptions set forth in Section 2 above, the opinion is subject to the following qualifications:

(a)

We are the ROC qualified lawyers and express no opinion as to any laws other than the laws in force and as interpreted at the date of this opinion. “ROC laws” in the opinions expressed herein are limited to all laws, regulations, statutes, rules, decrees, notices and ROC court’s judicial interpretations effective and available to the public of ROC in force as at 8 a.m. on the date of this opinion letter and as limited by the assumptions and qualifications in Section 2 and Section 3 above. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion with regard to such laws. It is assumed that no foreign law will affect the opinions stated herein but that, insofar as any foreign laws may be relevant, such laws have been complied with.

(b)	As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Subject to the foregoing assumptions set forth in Section 2 and qualifications set forth in Section 3, we are of the opinion that:

The Common Shares that may be issued pursuant to the Plans have been duly authorized, and will be legally issued and fully paid upon issuance by the Company and receipt of the purchase price in full by the Company (to the extent applicable) in accordance with the applicable Plan, and the registered shareholders of such Common Shares will not be liable, solely because of the shareholders’ status, for additional assessments or calls on the Common Shares by the Company or its creditors.

Subject to the qualifications hereof, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Except for the purposes stated above, this opinion shall not be used, circulated, quoted, published or otherwise referred to or disseminated for any other purpose or relied upon by any person or entity other than the person to whom it is addressed.

Very truly yours,

/s/ K&L Gates

K&L Gates

3